UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 15, 2008

DexCom, Inc.

(Exact Name of the Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-51222	33-0857544
(Commission File Number)	(IRS Employer Identification No.)

6340 Sequence Drive, San Diego, CA	92121
(Address of Principal Executive Offices)	(Zip Code)

(858) 200-0200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02:	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c & e)

On December 15, 2008, DexCom announced the promotion of Steven R. Pacelli to a newly created position as DexCom’s Chief Administrative Officer.

In his capacity as Chief Administrative Officer, Mr. Pacelli will be charged with overseeing DexCom’s key administrative functions, including finance, corporate development, managed care, legal, human resources, intellectual property and investor relations. Mr. Pacelli previously served as DexCom’s Senior Vice President of Corporate Affairs since July 2007, and as its Vice President of Legal Affairs from April 2006 to July 2007. From March 2003 to April 2006, Mr. Pacelli served as a corporate attorney with Stradling Yocca Carlson & Rauth. Mr. Pacelli received a B.A. from the University of California, Los Angeles and a J.D. from the University of Virginia, and is a member of the State Bar of California. Mr. Pacelli is 37 years old. Mr. Pacelli has no family relationship with any director, executive officer or other person who appointed him as the Chief Administrative Officer.

DexCom does not have a written employment agreement with Mr. Pacelli. In connection with his promotion, the Compensation Committee of the Board of Directors approved an increase in Mr. Pacelli’s base salary to $260,652, and an increase in Mr. Pacelli’s target bonus amount to 40% of his base salary, which bonus award is predicated upon the achievement of specific revenue and operational performance milestones. Mr. Pacelli will continue to be eligible to participate in DexCom’s short-term and long-term incentive programs.

Item 9.01:	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibit

99.01	Press release dated December 15, 2008 regarding promotion of Steven R. Pacelli as Chief Administrative Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DEXCOM, INC.

By:	/s/ Terrance H. Gregg
Terrance H. Gregg
President and Chief Executive Officer

Date: December 15, 2008

Exhibit Index

Exhibit Number	Description of Exhibit

99.01	Press release dated December 15, 2008 regarding promotion of Steven R. Pacelli as Chief Administrative Officer.